Exhibit 99.1

Momentive Performance Materials Inc.	NEWS RELEASE
22 Corporate Woods Blvd. Albany, NY 12211

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Reports Third Quarter 2011 Results

ALBANY, N.Y., (November 9, 2011) - Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today reported its consolidated results for the third quarter ended September 30, 2011. Results for the third quarter of 2011 include:

•
Net sales of $653 million compared to $662 million in the three-month period ended September 26, 2010, a decrease of one percent. The decrease was primarily due to a decrease in sales volumes, partially offset by an increase in selling prices and favorable exchange rate fluctuations.

•
Operating income of $27 million versus operating income of $68 million in the three-month period ended September 26, 2010. Third quarter 2011 operating income decreased primarily due to lower sales and increased raw material and processing costs.

•
Net loss attributable to Momentive Performance Materials Inc. of $32 million compared to net income attributable to Momentive Performance Materials Inc. of $29 million in the three-month period ended September 26, 2010. Third quarter 2011 results reflected the same factors impacting operating income.

•
Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $96 million in the three-month period ended September 30, 2011 compared to Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $125 million in the fiscal three-month period ended September 26, 2010. Combined Adjusted EBITDA includes the results of the Company's Unrestricted Subsidiaries, which are disregarded for purposes of calculating Adjusted EBITDA under our debt documents. Combined Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this release.

•
Adjusted EBITDA of $459 million in the twelve-month period ended September 30, 2011, which includes the impact of pro forma savings from the shared services agreement with Momentive Specialty Chemicals Inc. (“MSC”). In addition, EBITDA from the Company's Unrestricted Subsidiaries, which is excluded from Adjusted EBITDA, totaled $24 million in the twelve-month period ended September 30, 2011, resulting in a Combined Adjusted EBITDA of $483 million. Adjusted EBITDA and Combined Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to Net Income (Loss) later in this release.

“We experienced softer year over year silicones volumes in third quarter of 2011 primarily reflecting credit tightening in China and general economic weakness in Europe, while our volumes improved in the Americas,” said Craig O. Morrison, Chairman, President and CEO. “We generally experienced customers reducing inventories in light of the global economic uncertainty during the third quarter of 2011. However, our global Quartz business continued to perform well in the third quarter of 2011 versus the prior year.”

“While our Combined Adjusted EBITDA margins were lower compared to the prior year period, we have made solid pricing progress in our specialty products in the first nine months of 2011, although volume softness has kept us from fully closing our overall raw material and pricing gap. Further, we continued to make steady progress in achieving synergies from the shared services agreement with MSC. During the first nine months of 2011, we have realized approximately $15 million in savings under the shared services agreement, which, in addition to actions taken in the fourth quarter of 2010, will generate annual run-rate savings of $28 million. We continue to balance our cost reduction activities with our strategic growth initiatives and were pleased to recently announce expansions at our Sistersville, WV, Termoli, Italy, and Geesthacht, Germany, sites.”

Summary Results

The following table sets forth net sales for the third quarter ended September 30, 2011.

	For the three-month period ended
	Sept. 30, 2011	Sept. 26, 2010
Net Sales by Segment
Silicones	$568	$585
Quartz	85	77
Total	$653	$662

Net sales in the three-month period ended September 30, 2011 were $653 million, compared to $662 million for the three-month period ended September 26, 2010, a decrease of one percent. The decrease was primarily due to a decrease in sales volume of 10 percent, partially offset by an increase in selling prices of 4 percent and favorable exchange rate fluctuations of 5 percent.
Net sales for the Silicones segment in the three-month period ended September 30, 2011 were $568 million, compared to $585 million for the quarter-ended September 26, 2010, a decrease of 3 percent. The decrease was primarily due to a decrease in sales volume of 13 percent, partially offset by favorable exchange rate fluctuations of 6 percent and increases in selling prices of 4 percent. The Company continues to focus on providing more high-value specialty products to its customers.
Net sales for the Quartz segment in the three-month period ended September 30, 2011 were $85 million, compared to $77 million for the three-month period ended September 26, 2010, an increase of 10 percent. The increase was primarily due to an increase in selling prices of 5 percent, favorable exchange rate fluctuations of 3 percent and an increase in volume and mix of 2 percent. Volume benefited from stable demand for semiconductor related products.

Outlook

“In response to the current economic volatility, we are focused on cost reduction across all aspects of the business and maximizing our cash flow through the aggressive management of working capital in the fourth quarter of 2011,” Morrison said. “We expect further destocking of inventory levels by our customers during the remainder of 2011 and plan to bring our inventory levels in line with demand. In addition, we are also reviewing our plans to accelerate savings from the shared services agreement with Momentive Specialty Chemicals Inc. and drive incremental productivity and cost savings. We anticipate that raw material cost fluctuations will stabilize for the remainder of 2011 and that our business is well-positioned for growth over the long-term.”

Liquidity and Capital Resources

At September 30, 2011, Momentive Performance Materials had $2.997 billion of debt. In addition, at September 30, 2011, Momentive Performance Materials had $500 million in liquidity including $250 million of unrestricted cash and cash equivalents and $250 million of borrowings available under our senior secured revolving credit facility, which was undrawn.

At September 30, 2011, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Based on Momentive Performance Materials' current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash, together with available borrowings under its senior secured credit facilities, will be adequate to meet its liquidity needs for the foreseeable future.

Earnings Call

Momentive Performance Materials will host a teleconference to discuss third quarter ended 2011 results on Wednesday, November 9, 2011, at 10 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800-706-7749
International Participants: 617-614-3474
Participant Passcode: 16484103

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com.

A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on November 9, 2011. The playback can be accessed by dialing 1-888-286-8010 (U.S.) and +1-617-801-6888
(International). The passcode is 84787829. A replay also will be available through the Investor Relations Section of the Company's website.

Covenants under our Senior Secured Credit Facility and the Notes
The credit agreement governing our senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facilities) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facilities) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. In addition, our ability to incur indebtedness or make investments is restricted under the indentures governing our notes unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months basis) of at least 2.00 to 1.00. “Fixed charges” are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of September 30, 2011, we were not able to satisfy this test. The restrictions on our ability to incur indebtedness or make investments under the indentures are also subject to other exceptions. On September 30, 2011, we were in compliance with the senior secured leverage ratio maintenance covenant, the other covenants under the credit agreement governing the senior secured credit facilities and the covenants under the indentures governing the notes.

Reconciliation of Financial Measures that Supplement U.S. GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiary that are designated as Unrestricted Subsidiaries under our debt documents. We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents. Combined Adjusted EBITDA is an important performance measure used by our senior management and the board of directors to evaluate operating results and allocate capital resources.
EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA, Adjusted EBITDA or Combined Adjusted EBITDA, which are non-U.S. GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA, Adjusted EBITDA (as calculated under our credit agreement and as substantially calculated under our indentures) and Combined Adjusted EBITDA for the periods presented:

		Fiscal three-month period ended		Fiscal nine-month period ended		Last twelve months ended
		September 30, 2011†	September 26, 2010	September 30, 2011†	September 26, 2010	September 30, 2011†
		(dollars in millions)
Net income (loss) attributable to Momentive Performance Materials Inc.		$(32)	$29	$(46)	$25	(134)
Loss on extinguishment and exchange of debt		—	—	—	—	78
Interest expense, net		64	60	193	183	259
Income taxes		(5)	(21)	22	(6)	25
Depreciation and amortization		49	49	147	143	200
EBITDA		76	117	316	345	428
Noncontrolling interest	(a)	—	—	1	1	1
Restructuring and non-recurring	(b)	7	2	21	15	29
Non cash and purchase accounting effects	(c)	12	5	—	19	(12)
Exclusion of unrestricted subsidiary results	(d)	(4)	(6)	(18)	(13)	(24)
Management fee and other	(e)	1	1	3	4	4
Pro forma savings from shared services agreement	(f)	7	13	24	39	33
Adjusted EBITDA		$99	$132	$347	$410	459
Inclusion of unrestricted subsidiary results		4	6	18	13	24
Combined Adjusted EBITDA		$103	$138	$365	$423	483
Combined Adjusted EBITDA excluding pro forma savings from the shared services agreement		$96	$125	$341	$384	450

Key calculations under the Credit Agreement
Total Senior Secured Net Debt		$782
Senior Secured Leverage Ratio for the twelve-month period ended September 30, 2011		1.70

† The earthquake and tsunami on March 11, 2011 and related events reduced results from the first half of 2011.  The calculation of EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA does not include add-backs with respect to these events of $16 million and $16 million, respectively, for the fiscal nine-month period ended and last twelve months ended September 30, 2011.

____________________

(a)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.

(b)	Relates primarily to restructuring and non-recurring costs.

(c)
Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses, and (iv) reserve changes and impairment charges. For the fiscal three-month period ended September 30, 2011, non-cash items include: (i) unrealized foreign currency exchange loss of $11 million and (ii) stock-based compensation expense of $1 million. For the fiscal three-month period ended September 26, 2010, non-cash items include (i) unrealized foreign currency exchange loss of $4 million and (ii) unrealized loss on natural gas hedges of $1 million.

(d)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.

(e)	Management Fees and Other include management and other fees to Apollo and affiliates.

(f)	Represents estimated cost savings, on a pro-forma basis, from the Shared Services Agreement with MSC.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Specialty Chemicals Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC, including our quarterly reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC, the owner of its sister company, Momentive Specialty Chemicals Inc., the global leader in thermoset resins. Additional information is available at www.momentive.com.
About Momentive

Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, “Momentive”). Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.

Contacts
Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

Media:
John Scharf
518-233-3893
john.scharf@momentive.com

(See Attached Financial Statements)

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in millions) (Unaudited)

	Fiscal three-month period ended		Fiscal nine-month period ended
	September 30, 2011	September 26, 2010	September 30, 2011	September 26, 2010
Net sales	$653	$662	$2,041	$1,918
Costs and expenses:
Cost of sales, excluding depreciation	448	432	1,351	1,207
Selling, general and administrative expenses	102	92	292	298
Depreciation and amortization expenses	49	49	147	143
Research and development expenses	20	19	60	52
Restructuring and other costs	7	2	21	15
Operating income	27	68	170	203
Other income (expense):
Interest expense, net	(64)	(60)	(193)	(183)
Income (loss) before income taxes	(37)	8	(23)	20
Income taxes (benefit)	(5)	(21)	22	(6)
Net income (loss)	(32)	29	(45)	26
Net income (loss) attributable to the noncontrolling interest	—	—	(1)	(1)
Net income (loss) attributable to Momentive Performance Materials Inc.	$(32)	$29	$(46)	$25

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Dollar amounts in millions) (Unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$250	$254
Receivables, net	410	385
Due from affiliates	5	4
Inventories	436	375
Prepaid expenses	18	10
Income tax receivable	—	2
Deferred income taxes	13	12
Other current assets	2	1
Total current assets	1,134	1,043
Property and equipment (net of accumulated depreciation and amortization of $814 and $715 at September 30, 2011 and December 31, 2010, respectively)	1,095	1,109
Other long-term assets	85	88
Deferred income taxes	46	41
Intangible assets (net of accumulated amortization of $213 and $176 at September 30, 2011 and December 31, 2010, respectively)	568	586
Goodwill	442	425
Total assets	$3,370	$3,292
Liabilities and Deficit
Current liabilities:
Trade payables	$337	$303
Short-term borrowings	1	2
Accrued expenses and other liabilities	162	170
Accrued interest	50	25
Due to affiliates	10	2
Accrued income taxes	5	10
Deferred income taxes	18	13
Current installments of long-term debt	36	25
Total current liabilities	619	550
Long-term debt	2,961	2,952
Other liabilities	52	59
Pension liabilities	291	272
Deferred income taxes	72	63
Total liabilities	3,995	3,896
Commitments and contingencies
Deficit:
Common stock	—	—
Additional paid-in capital	605	603
Accumulated deficit	(1,474)	(1,428)
Accumulated other comprehensive income	244	217
Total Momentive Performance Materials Inc.'s deficit	(625)	(608)
Noncontrolling interests	—	4
Total deficit	(625)	(604)
Total liabilities and deficit	$3,370	$3,292

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar amounts in millions) (Unaudited)

	Fiscal nine-month period ended
	September 30, 2011	September 26, 2010
Cash flows from operating activities:
Net income (loss)	$(45)	$26
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	147	143
Amortization of debt discount and issuance costs	12	13
Deferred income taxes	9	(19)
Stock-based compensation expense	2	1
Paid-in-kind interest election	—	11
Changes in operating assets and liabilities:
Receivables	(21)	(61)
Inventories	(55)	(36)
Due to/from affiliates	10	3
Accrued income taxes	(2)	2
Prepaid expenses and other assets	(11)	3
Trade payables	26	43
Accrued expenses and other liabilities	—	53
Pension liabilities	12	10
Net cash provided by operating activities	84	192
Cash flows from investing activities:
Capital expenditures	(71)	(54)
Purchases of intangible assets	(2)	(2)
Net cash used in investing activities	(73)	(56)
Cash flows from financing activities:
Debt issuance costs	(5)	—
(Decrease) increase in short-term borrowings	(1)	7
Proceeds from long-term debt	52	—
Payments of long-term debt	(61)	(110)
Net cash used in financing activities	(15)	(103)
(Decrease) increase in cash and cash equivalents	(4)	33
Effect of exchange rate changes on cash	—	1
Cash and cash equivalents, beginning of period	254	210
Cash and cash equivalents, end of period	$250	$244